Exhibit (h)


                  PROSPECT STREET(R) HIGH INCOME PORTFOLIO INC.
                           13455 Noel Road, Suite 1300
                               Dallas, Texas 75240



                                                              February __, 2004

B. Riley & Co., Inc.
11150 Santa Monica Boulevard, Suite 750
Los Angeles, California  90025

     Re: DISTRIBUTION AGREEMENT

Ladies and Gentlemen:

     Prospect Street(R) High Income Portfolio Inc. is a Maryland corporation operating as a closed-end management investment company (hereinafter referred to as the "Fund"). The Fund has filed a registration statement on Form N-2 (File Nos. 333-84598 and 811-5557) (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act"), to register shares of the Fund which may be issued and sold from time to time.

     You have informed us that B. Riley & Co., Inc. is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc. You have indicated your desire to act as distributor for certain of the shares of the Fund issued pursuant to the Registration Statement. We have been authorized by the Fund to execute and deliver this Agreement to you by a resolution of the Fund's Board of Directors (the "Directors") adopted at a meeting of the Directors, at which a majority of Directors, including a majority of the Fund's Directors who are not "interested persons" (as defined in the 1940
Act) of the Fund or Highland Capital Management, L.P. ("Highland"), the Fund's investment adviser, or its affiliates, were present and voted in favor of the said resolution approving this Agreement.

     1. APPOINTMENT OF DISTRIBUTOR. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the distributor for shares of the Fund to be issued pursuant to the Registration Statement (the "Shares"), and agree that we will deliver to you such Shares as you may sell. You agree to use reasonable efforts to promote the sale of the Shares, but you are not obligated to sell any specific number of the Shares. The Shares will only be sold on such days as shall be agreed to by you and the Fund.

     2. SELECTED DEALERS. You may enter into selected dealer agreements, on such terms and conditions as you determine are not inconsistent with this Agreement, with broker-dealers for the sale of the Shares. Such selected broker-dealers shall sell Shares only at the public offering price as set forth in the Fund's then-current Prospectus under the Registration Statement. This Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale on our behalf or to otherwise act as our agent for any purpose. You shall not be responsible for the acts of other dealers or agents except as and to the extent that they shall be acting for you or under your direction or authority.

     3. OFFERING PRICE. The public offering price per Share shall be determined in accordance with the then current Prospectus of the Fund under the Registration Statement. In no event shall the public offering price be less than the current net asset value per Share plus the per Share amount of the commission to be paid to you (the "Minimum Price"). You shall suspend the sale of Shares if the per share price of the Shares is less than the Minimum Price.

     4. SALES COMMISSION.

          (a) You shall be entitled to receive a fixed sales commission from the Fund at the rate of $0.05 per Share sold, or $0.03 per Share if sold to Highland.

          (b) In addition, the Fund will pay to you additional compensation as follows:

                 1.0% on the first $4,000,000 raised;

                 1.5% on $4,000,001 through $8,000,000 raised;

                 2.0% on $8,000,001 through $12,000,000 raised;

                 2.25% on $12,000,001 through $16,000,000 raised; and

                 2.5% on any amounts raised above $16,000,000.

     For example, if $10 million is raised, you additionally will be paid $40,000 for the first $4 million, $60,000 for the next $4 million and $40,000 for the last $2 million.

          (c) You may allow selected broker-dealers such commissions or discounts (not exceeding the total sales commission) as you shall deem advisable, which shall be payable from the commissions payable to you under
     Section 4(a) above.

     5. FURNISHING OF INFORMATION. We will furnish you with copies of the Registration Statement, and we warrant that the statements therein contained are true and correct as of the date of the Registration Statement, as it may be amended or supplemented from time to time. We will also furnish you with such other information which you may reasonably request for use in connection with the distribution of the Shares, including, at least annually, audited financial statements of our books and accounts certified by independent public accountants.

     6. CONDUCT OF BUSINESS. Other than the currently effective Prospectus and Statement of Additional Information, you will not use any sales materials or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish us with copies of all material prior to their use and no such material shall be published if we shall reasonably and promptly object.

     You shall comply with the applicable federal and state laws and regulations where our shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.

     7. OTHER ACTIVITIES. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

     8. SUSPENSION OF SALES. We reserve the right at all times to suspend or limit the public offering of the shares upon written notice to you, and to reject any order in whole or in part.

     9. PAYMENT OF EXPENSES.

          (a) You shall bear all expenses incurred by you in connection with your duties and activities under this Agreement including the payment to selected dealers of any sales commissions for sales of the Fund's Shares.

          (b) The Fund shall bear all costs and expenses of the Fund, including expenses (including legal fees) pertaining to the preparation and filing of the Registration Statement and Prospectus and any amendment or supplement thereto, and expenses pertaining to the preparation, printing and distribution of any reports or communications to shareholders, including Prospectuses and Statements of Additional Information, annual or interim reports or proxy materials.

     10. PURCHASE OF SHARES. You will not purchase any of the Shares unless the purchase is for an investment for your own account, or as a nominee or agent, and not with a view to the distribution of any part thereof in violation of law. In any event, any resale of such Shares shall be pursuant to an effective registration statement filed under the 1933 Act or exempt from such registration.

     11. TERMINATION. This Agreement may be terminated by the Fund or you at any time without the payment of any penalty. This Agreement shall remain in full force and effect unless terminated pursuant to this provision or by the mutual agreement of the parties.

     12. MISCELLANEOUS. This Agreement shall be subject to the laws of the State of New York and shall be interpreted and construed to further and promote the operation of the Fund as a closed-end investment company.

     13. STANDARD OF CARE. You shall be responsible for exercising reasonable care in carrying out the provisions of this Agreement.

     If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed counterparts hereof and returning such counterparts to us, whereupon this shall constitute a binding agreement as of the date first above written.

                                  Very truly yours,

                                  PROSPECT STREET(R)HIGH INCOME PORTFOLIO INC.


                                  By:____________________________________
                                  Name:
                                  Title:

Agreed to and Accepted:

B. RILEY & CO., INC.



By:______________________________
Name:
Title: